Exhibit 10.1

Richard P. Lavin

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) entered into as of this 20th day of November, 2015 (the “Effective Date”), serves as the understanding between you and the Company (as hereinafter defined) regarding the terms of your separation from the Company and the mutual intent of both parties to facilitate an amicable separation. This Agreement is made on behalf of, and for the benefit of, Commercial Vehicle Group, Inc. (the “Company”), and any and all directly or indirectly owned subsidiaries and affiliated companies of the Company (each, an “Affiliate”), and all of their respective past and present officers, directors, employees, agents (all in both their individual and official capacities), parent companies, subsidiary companies, predecessors, partners, members, affiliates, principals, insurers, and any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities (all of which are collectively referred to herein as the “Company Group”). Please read this document carefully as it will outline the terms of all the agreements we have made:

1.	Record of Separation – the Company will record your separation of employment with the Company effective November 20, 2015 (the “Separation Date”), as the result of you voluntarily terminating your employment from the Company pursuant to that certain employment agreement dated August 14, 2013 (the “Employment Agreement”) between you and the Company. You hereby resign, effective as of the Separation Date, your positions as President and Chief Executive Officer of the Company and its Affiliates, and all other offices you may hold with the Company and its Affiliates. As of the Separation Date you shall also resign, and hereby resign, as a member of the Board of Directors of the Company. You further agree to execute promptly upon request by the Company or any Affiliate any additional documents requested by the Company or Affiliate to effectuate or further evidence the provisions of this Section 1.

2.	Separation Compensation – The Company will pay you $375,000 (herein, “Separation Compensation”) payable in approximately equal installments in accordance with the Company’s payroll practices and subject to applicable withholdings, if any, during the period from the Separation Date until May 20, 2016 (the “Advisory Period”). During the Advisory Period, you shall serve in an advisory, non-employee capacity. For avoidance of doubt, you shall not be entitled to any other compensation or benefits of any kind during the time you serve in the advisory, non-employee capacity. For avoidance of doubt, all payments paid to you under this Section 2 will be subject to recovery by the Company if (a) you are in violation of any of your obligations under this Agreement or your Employment Agreement, or (b) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 8(c) of the Employment Agreement, to terminate your employment.

3.	Restrictive Covenants - You acknowledge and affirm your continuing obligations under Sections 11 and 12 of your Employment Agreement, which shall survive your termination of employment with the Company as provided therein. In consideration of the Severance Pay payable pursuant to Section 2 of this Agreement, and without limiting, amending or superseding your continuing obligations under Sections 11 and 12 of your Employment Agreement, you hereby acknowledge and agree as follows:

a.	CONFIDENTIALITY During the course of your employment with the Company, you have had access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. You hereby agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period beginning August 14, 2013, and ending as of the Separation Date (the “Employment Term”) or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the you during your employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act on your part or on the part of any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and you cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

b.

NONCOMPETITION. You acknowledge that (i) during the Employment Term you performed services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company and its Affiliates, (ii) during the Employment Term you have had access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Affiliates, (iii) in the course of your employment by a competitor, you would inevitably use or disclose such Confidential Information, (iv) the Company and its Affiliates have substantial relationships with their customers and you have had access to these customers, (v) during the Employment Term you have received specialized training from the Company and its Affiliates, and (vi) during the Employment Term you have generated goodwill for the Company and its Affiliates. Accordingly, during the period beginning August 14, 2013, and ending on the two-year anniversary of the Separation Date (the “Restriction Period”), you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its Affiliates or in any other material business in which the Company or any of its Affiliates is engaged on the Separation Date or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or an Affiliate conducts business. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Affiliates, so long as you have no active participation in the business of such corporation.

c.	NONSOLICITATION; NONINTERFERENCE.

i.	During the Restriction Period, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

ii.	During the Restriction Period, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 4.c.ii. while so employed or retained and for a period of six (6) months thereafter.

iii.	Notwithstanding the foregoing, the provisions of this Section 4.c. shall not be violated by (A) general advertising or solicitation not specifically targeted at Company- or Affiliate-related persons or entities, (B) you serving as a reference, upon request, for any employee of the Company or any of its Affiliates so long as such reference is not for an entity that is employing or retaining you, or (C) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

d.	NONDISPARAGEMENT.

i.	During the Restriction Period, you agree not to make negative comments about, or otherwise disparage, the Company or its officers, directors or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

ii.	During the Restriction Period, the Company agrees that the Company and its directors and officers will not make negative comments about, or otherwise disparage, you. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

e.	INVENTIONS.

i.	You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company or Affiliate resources and/or within the scope of your work with the Company or its Affiliates or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company or an Affiliate, and that are made or conceived by you, solely or jointly with others, during the Employment Term, or (B) suggested by any work that you performed in connection with the Company or an Affiliate, either while performing your duties with the Company or Affiliate or on your own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). You hereby represent that you have kept full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions as of the Effective Date, and have promptly disclosed all Inventions as of the Effective Date completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them to the Company no later than the Separation Date. You shall irrevocably convey, transfer and assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to you from the Company. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to you from the Company.

ii.

In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, you hereby irrevocably convey, transfer and assign to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions. To the extent that you have any rights in the results and proceeds of your services to the Company that cannot be assigned in the manner described herein, you agree to unconditionally waive the enforcement of such rights. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

f.	RETURN OF COMPANY PROPERTY. On or prior to the Separation Date, you shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company- or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company or an Affiliate). You may retain your rolodex and similar address books provided that such items only include contact information and do not include any Confidential Information.

g.	REASONABLENESS OF COVENANTS. In signing this Agreement, you represent and give the Company and its Affiliates assurance that you have carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 4. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You agree that, before providing services, whether as an employee, advisor or consultant, to any entity during the period of time that you are subject to the constraints in Section 4.b. hereof, you will provide a copy of this Agreement (including, without limitation, this Section 4) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that you have sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Company’s Affiliates will have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 4.

h.	REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

i.	TOLLING. In the event of any violation of the provisions of this Section 4, you acknowledge and agree that the post-termination restrictions contained in this Section 4 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

j.	COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that beginning as of the Effective Date and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company and its Affiliates, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will provide reasonable assistance to the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of your employment with the Company (collectively, the “Claims”). You agree to promptly inform the Company if you become aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, you shall not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent that you determine in good faith is necessary in connection with the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company’s counsel; provided, however, nothing herein shall prohibit you providing testimony or information as compelled or required by law. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 4.i.

4.	Waiver and Release of Claims.

a.

This is a release of claims against the Company and those associated with it. Please read it carefully: In exchange for the commitments by the Company as provided for in this Agreement, including, without limitation, the Separation Compensation, you agree (for yourself, your heirs, executors, and assignees) to fully release and waive any claims or rights, of any kind or nature whatsoever, whether known or unknown, that you may have against the Company Group which may exist or have arisen up to and including the date of this Agreement, except as provided in Section 4.b of this Agreement. The claims and rights which are waived and released include any that arise out of your employment or relationship with the Company and its Affiliates, or any of their respective representatives, and the cessation of your employment, except for enforcement of this Agreement and/or as provided in Section 4.b of this Agreement. Although there may be others, some of the specific claims which are released are all claims of any nature that may exist with respect to violation of any legal obligations, compensation, company policies, contract obligations, whistleblower status, retaliation, torts or public policy, and/or unlawful discrimination, whether on the basis of race, creed, color, national origin, disability, age, sex, harassment, or other protected characteristic. (This release and waiver specifically includes any claims of age discrimination under the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or otherwise. This release and waiver specifically does not include any claim related to the enforcement of this Agreement.) You certify and warrant that, to the best of your knowledge, you have not suffered any workplace injury while in the Company’s or an Affiliate’s employ, other than those regarding which the Company is already on notice; have received all leave time to which you are or were entitled; and have been paid for all hours worked and properly compensated for all hours worked in excess of forty (40) hours per week. You also certify and warrant that you have not filed, caused to be filed, and presently are not a party to any claims against the Company Group, you have not divulged any Confidential Information, and will continue to maintain the confidentiality of such Confidential Information, you have been paid and/or received or will be paid and/or will receive pursuant to this Agreement all compensation, commissions, overtime pay, wages, bonuses, PTO and vacation, benefits, and other compensation to which you were entitled during your employment, you have been granted any leaves of absence to which you were entitled, under the federal FMLA and disability laws, and in compliance with the Company’s policies, and you have been paid all amounts due to you (including bonus, merit increase, or otherwise) in connection with any absences, you are not aware of any facts or conduct to suggest that that any member of the Company Group has engaged in any improper or fraudulent conduct with respect to the U.S. government or any other government agency, and to your knowledge you have not engaged in, and are not aware of, any unlawful conduct related to any of the Company’s or Affiliate’s business activities.

b.

Nothing herein will preclude you from filing a charge of discrimination with the Equal Employment Opportunity Commission; however, you expressly waive and release any right you may have to any remedy resulting from such a charge, or any action or suit, that may be instituted on your behalf against the Company by the Equal Employment Opportunity Commission, or any other governmental agency, or in any class or collective action. Additionally, you are not releasing or waiving and nothing in this Agreement shall affect or release (i) any rights you have under this Agreement, (ii) any right or claim you may have in any vested benefits under any employee benefit plans, including without limitation any health, welfare, retirement, pension, profit-sharing or deferred compensation plan, (iii) any right or claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under any of the Company’s or any Affiliate’s organizational documents, your Indemnification Agreement dated May 28, 2013 (the “Indemnification Agreement”), applicable law or otherwise, (iv) any right or claim you may have as an equity or security holder of the Company or its Affiliates, including without limitation any vested restricted stock shares or any vested rights under any equity incentive plan or restricted stock agreement, and (v) any right or claim for reimbursement of customary business expenses incurred prior to the Separation Date. No money shall be paid under this Agreement until you have executed this Agreement, including its release and waiver of all employment related claims (except enforcement of this Agreement), in favor of the Company Group within the time limit set forth in Section 7 of this Agreement, and you do not revoke this Agreement within the revocation period set forth in Section 7 of this Agreement.

c.	In exchange for the above, the Company and its Affiliates agree to fully release and waive any claims or rights, of any kind, whether known or unknown, that it may have against you, which have arisen up to and including the Effective Date, except for enforcement of this Agreement, Sections 11 through 22 of your Employment Agreement, or acts done in bad faith or criminal offenses.

5.	Other Agreements. You acknowledge and agree that, other than the payments expressly set forth in Section 2 of this Agreement titled “Separation Compensation”, (a) you have received all compensation to which you are entitled from the Company and its Affiliates, and you are not entitled to any other payments or benefits from the Company and its Affiliates, (b) after the Separation Date, you shall not receive any annual bonus, other cash incentive compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, and (c) after the Separation Date, you shall not receive any base salary, annual bonus, other cash compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, expense reimbursement, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company; however, this Agreement does not affect any vested shares or rights you have under any restricted stock agreement or equity plan. However, for avoidance of doubt, the Company hereby acknowledges that it remains bound by and subject to the terms of the Indemnification Agreement, which shall survive the termination of your employment with the Company as provided therein.

Nothing in this Agreement is intended to supersede any other non-competition, non-solicitation and confidentiality agreements between you and the Company and/or an Affiliate, including, for avoidance of doubt, your Employment Agreement. You hereby acknowledge and agree that the non-competition, non-solicitation and confidentiality provisions set forth in Section 4 of this Agreement are in addition to, and shall not amend or supersede any similar provisions in any other agreements between you and the Company or an Affiliate, including, without limitation, Sections 11 and 12 of your Employment Agreement.

6.	Period for Review and Right to Revoke. Although we have discussed this Agreement at some length, please feel free to take up to twenty-one (21) days, to consider this Agreement. In addition, if you should change your mind for any reason after executing this Agreement, you may rescind the Agreement anytime within seven (7) days after the date of your signature. To be effective, any such rescission must be in writing, postmarked, or delivered before the expiration of the seven (7) day period, to me as provided for in this Agreement. You may use as much or as little of this time as you desire; however, you acknowledge and agree that no Severance Pay will be paid to you until you have confirmed your agreement. You are encouraged to talk to anyone, including legal counsel, for advice prior to signing this Agreement.

7.	Miscellaneous.

a.	You acknowledge that this Agreement constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between you and the Company, including the Employment Agreement; provided, however, that notwithstanding the foregoing, the Indemnification Agreement shall remain in full force and effect in accordance with its terms. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Agreement.

b.	Nothing in this Agreement shall be construed to admit or imply that the Company or any Affiliate, or anyone associated with either, has acted wrongfully in any way, and all such claims are being specifically denied.

c.	Both you and the Company agree that if either party breaches any term of this Agreement and either party successfully enforces any term/right under this Agreement through legal process of any kind (other than an action regarding the waiver and release under the federal age Act or the Older Workers Benefit Protection Act), then the successful party shall be entitled to recover, from the other, its costs and expenses of such enforcement, including reasonable attorney’s fees. You and the Company agree that Ohio law shall govern any dispute arising under this Agreement, that any legal action or proceedings with respect to this Agreement must be initiated in the state or federal court located in Franklin County, State of Ohio, and that the Company and you hereby agree to subject themselves to the jurisdiction of the federal and state courts of Ohio with respect to any such legal action or proceedings. Notwithstanding the foregoing, with respect to any action which includes injunctive relief, or any action for the recovery of any property, the Company may bring such action in any state or location which has jurisdiction.

d.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a separation of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

e.	This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THIS SEPARATION AGREEMENT AND RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES, INCLUDING A RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN AGAINST THE COMPANY GROUP. YOU HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, BY DELIVERING WRITTEN NOTICE OF REVOCATION TO MS. LAURA MACIAS, CHIEF HUMAN RESOURCES AND PUBLIC AFFAIRS OFFICER, COMMERCIAL VEHICLE GROUP, INC., 7800 WALTON PARKWAY, NEW ALBANY, OHIO 43054, USA. IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN ATTORNEY BEFORE SIGNING THIS DOCUMENT. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT AND RELEASE.

YOU UNDERSTAND THAT, BY SIGNING THIS AGREEMENT AND RELEASE AND ACCEPTING THE CONSIDERATION DESCRIBED IN THIS AGREEMENT, YOU ARE FOREVER GIVING UP THE RIGHT TO SUE ANY MEMBER OF THE COMPANY GROUP FOR ANY CLAIMS, OF ANY TYPE, THAT YOU MIGHT HAVE AGAINST ANY OF THEM, INCLUDING CLAIMS BASED ON YOUR EMPLOYMENT OR YOUR SEPARATION, THAT HAVE OCCURRED UP TO AND INCLUDING THE MOMENT YOU SIGN THIS AGREEMENT, EXCEPT AS PROVIDED IN SECTION 4.b OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

Employee	Commercial Vehicle Group, Inc.

/s/ Richard P. Lavin	/s/ Roger L. Fix
Richard P. Lavin	By: Roger L. Fix
Member of the Board of Directors

Date: November 20, 2015	Date: November 20, 2015